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EXHIBIT (h)(9)

                         DISTRIBUTION SERVICES AGREEMENT

      AGREEMENT made this 1st day of November, 2005, by and between BB&T ASSET MANAGEMENT, INC., an investment adviser (the "Adviser"), registered with the Securities and Exchange Commission (the "SEC"), and BB&T FUNDS DISTRIBUTOR, INC., a Delaware corporation (the "Distributor").

      WHEREAS, the Adviser (including for purposes hereof its separate asset management divisions and subsidiaries) serves as investment adviser for the BB&T Funds (the "Trust"), an open-end investment company registered with the SEC under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, pursuant to a distribution agreement between the Distributor and the Trust currently in effect (the "Distribution Agreement"), the Distributor acts as the principal underwriter and distributor of shares of the portfolios of the Trust (the "Funds"), which shares (the "Shares") are registered under the Securities Act of 1933, as amended; and

      WHEREAS, there exist legitimate business reasons for the Adviser to make bona fide payments to the Distributor and others, which business reasons include efforts to grow the assets of the Funds;

      WHEREAS, in consideration of Distributor's agreement to provide certain sales and marketing services as described in the Distribution Agreement, the Adviser has agreed to compensate the Distributor to the extent that the Funds are not authorized to so compensate the Distributor;

      NOW THEREFORE, in consideration of the covenants hereinafter contained, the Adviser and the Distributor agree as follows:

1.    Services.

      Distributor will provide the Funds and the Adviser with some or all of the marketing and sales support services set forth in the Distribution Agreement, as the parties agree from time to time.

2.    Compensation and Expenses.

      (a) The Distributor shall be entitled to receive the compensation set forth in the Distribution Agreement, based on the services selected by Funds and/or the Adviser from time to time in addition, the Distributor shall be reimbursed for its expenses, as set forth in the Distribution Agreement.

      (b) In accordance with the Distribution Agreement, Adviser hereby agrees that, if the Funds are not authorized to compensate or reimburse the Distributor in full in accordance with

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the Distribution Agreement, the Adviser shall compensate and reimburse the
Distributor to the extent that the Funds are not so authorized.

3.    Term and Termination.

      (a) This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to Distributor all fees to which Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date and any other fees payable upon such termination. In addition, notwithstanding any termination or expiration of the Distribution Agreement or this Agreement, the Adviser shall reimburse the Distributor for (i) any and all expenses incurred by the Distributor in connection with the Distribution Agreement through the termination or expiration date of the Distribution Agreement and this Agreement and (ii) any and all expenses relating to financing arrangements (including, without limitation, with FEP Capital, Inc.) that are incurred by the Distributor and not reimbursed by the Trust, whether incurred prior to, or subsequent to, the termination or expiration date of the Distribution Agreement and this Agreement. This provision shall survive the termination of this Agreement.

      (b) This Agreement will terminate immediately and automatically in the event the Distributor is expelled as a member of the NASD, and the Adviser may terminate this Agreement immediately upon written notice in the event the Distributor's NASD membership is suspended.

      (c) In addition, either party may immediately terminate this Agreement in whole if the provision of services having substantially the character, form and scope as those set forth hereunder becomes illegal or contrary to any applicable law, or if with the service and payment model remaining substantially as reflected herein, there exists a substantial risk that such a violation could occur.

      (d) In addition, either party may immediately terminate this Agreement if it has "Cause" to do so, which, for these purposes is defined as being applicable if (i) the other party materially breaches this Agreement and the breach is not remedied within thirty (30) days after the party wishing to terminate gives the breaching party written notice of the breach; (ii) a final judicial, regulatory or administrative ruling or order is made in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) the other party makes an assignment for the benefit of its creditors, files a voluntary petition under any bankruptcy or insolvency law, becomes the subject of an involuntary petition under any bankruptcy or insolvency law that is not dismissed within 60 days, or a trustee or receiver is appointed under any bankruptcy or insolvency law for the other party or its property.

4.    Rights and Obligations of the Adviser and the Distributor.

      The Adviser shall be responsible for the accuracy, completeness and propriety of information concerning its organization and sales channels that the Adviser furnishes to the Distributor in connection with the performance of the Distribution Agreement.

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5.    Representations and Warranties.

      (a)   The Adviser represents and warrants the following:

            (i) this Agreement has been duly authorized by the Adviser and, when executed and delivered, will constitute a legal, valid and binding obligation of the Adviser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and

            (ii) this Agreement has been disclosed to the Board of Directors of the Trust (the "Board"), and the Adviser has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or approval of the arrangements contemplated hereunder, including amounts expended by the Adviser hereunder.

      (b)   The Distributor represents and warrants the following:

            (i) it is presently a duly registered broker-dealer with the NASD in good standing and covenants that it shall remain so registered and in good standing for the duration of this Agreement, and shall immediately notify the Adviser should the foregoing no longer be true during the term of this Agreement;

            (ii) the Distributor also represents and warrants that it is in material compliance with all laws, rules and regulations applicable to it, including but not limited to the rules and regulations promulgated by the NASD; and

            (iii) this Agreement has been duly authorized by the Distributor and, when executed and delivered, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms subject to bankruptcy, insolvency, reorganizations, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

6.    Confidentiality.

      During the term of this Agreement, the Distributor and the Adviser may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Adviser which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not

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under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information.

Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of
(i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and reasonably cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure. The obligations of confidentiality set forth in this
Section 6 shall survive the termination of this Agreement for an indefinite period with respect to customer lists and personal non-public information regarding the Trust's customers, and for a period of three (3) years after termination with respect to all other Confidential Information.

7.    Limitation of Liability; Indemnification.

      (a) The Distributor retains the general rights and responsibilities associated with its employment of wholesalers and other personnel with day to day job responsibilities that are substantially dedicated to the activities (including wholesaling activities) to be performed on behalf of the Adviser and the Trust (collectively, the "Distributor-employed Distribution Services Personnel"). With respect to any individuals who are not employed by the Distributor, but who are registered by the Distributor on Form U-4 in order for such individuals ("non-Distributor-employed Distribution Services Personnel"), and together with the Distributor-employed Distribution Services Personnel (whether or not internal or external), collectively, the "Distribution Services Personnel") to perform activities (including wholesaling activities) on behalf of the Adviser and the Trust, the Distributor shall have the following rights exercisable at any time within its sole discretion: (i) to terminate the registration by filing Form U-5 or such other necessary and appropriate documents; (ii) to take disciplinary action, including, without limitation, making reports to regulatory bodies and authorities; (iii) to seek damages for actions taken or omissions of the non-Distributor-employed Distribution Services Personnel; (iv) to receive information (including, without limitation, reports and certifications) from the Adviser's Code Compliance Officer and/or Chief Compliance Officer regarding the non-Distributor-employed Distribution Services Personnel's compliance with the Adviser's Code of Ethics; and (v) to receive periodic certification from the non-Distributor-employed Distribution Services Personnel regarding his or her compliance with the manuals and policies of the Distributor. In addition, the Adviser shall provide the Distributor with, and the Distributor shall have the right to receive, copies of any reports, complaints, documents or inquiries relating to the performance of the non-Distributor-employed Distribution Services Personnel, and any information that would affect the non-Distributor-employed Distribution Services Personnel's status of, or information on, his or her Form U-4 registration. For avoidance of confusion, it is expressly agreed and understood that all Distribution Services Personnel, whether or not Distributor-employed Distribution Services Personnel or non-Distributor-employed Distribution Services Personnel, are considered "Wholesaling Personnel" for purposes of the Distribution Agreement, and the

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Distributor shall be entitled to be compensated and reimbursed with respect to such Distributor-employed Distribution Services Personnel and reimbursed with respect to the non-Distributor-employed Distribution Services Personnel, in accordance with the Distribution Agreement.

      (b) Subject to Section 7(a), the Distributor shall not be liable to the Adviser or the Trust for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement or the Distribution Agreement. For purposes of clarification, it is expressly agreed and understood that non-Distributor-employed Distribution Services Personnel are not agents or employees of the Distributor, and Distributor shall have no liability for the actions taken or omitted by the non-Distributor-employed Distribution Services Personnel even the instance of bad faith, willful misfeasance, gross negligence or reckless disregard by such non-Distributor-employed Distribution Services Personnel of their obligations and duties. As long as the Distributor acts in good faith and complies with laws and regulations applicable to it in connection with its services hereunder and/or under the Distribution Agreement, the Adviser shall indemnify and hold harmless the Distributor and its employees, agents, directors and officers from and against, any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges and reasonable counsel fees incurred in connection therewith (collectively, "Losses") arising out of or related to the arrangement contemplated under this Agreement and/or the Distribution Agreement, including but not limited to all activities, actions and omissions of the Distribution Services Personnel as registered representatives of the Distributor, except to the extent that Losses result from (i) the Distributor's general responsibilities as employer of Distributor-employed Distribution Services Personnel, or (ii) the bad faith, willful misfeasance, gross negligence or reckless disregard by the Distributor of its express obligations and duties hereunder and/or the Distribution Agreement.

8.    Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Adviser, to it at 434 Fayetteville Street, 5th Floor, Raleigh, North Carolina 27601, Attention: President and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110, Attn:
Broker Dealer Chief Compliance Officer, with a copy to BISYS Distribution Services, 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

9.    Assignment.

      This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.   Governing Law.

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      This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Massachusetts.

11.   Miscellaneous.

      (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

      (c) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

      (d) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (e) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (f) The Adviser acknowledges that certain FRC publications referred to in the Distribution Agreement may be provided only to parties that have entered into a written agreement or addendum that sets forth the terms of use of such publications and the associated fee. The Distribution Agreement provides that the Trust will notify the Distributor whether the Trust or the Adviser or both will enter into such an agreement or addendum. The Adviser acknowledges that if only one of the Trust or the Adviser enters into such agreement or addendum, the other party will be prohibited from receiving or using such publications.

                                     * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

BB&T ASSET MANAGEMENT, INC.                     BB&T FUNDS DISTRIBUTORS, INC.

By:     /s/ Eugene Powell                         By:     /s/ Charles Booth
       ------------------                                ------------------
Name:  Eugene Powell                              Name:  Charles Booth
Title: SVP                                        Title: UP